ForceField Energy Approved for NASDAQ Capital Market Listing
Trading Scheduled to Commence on October 17, 2013

NEW YORK, NY (ACCESSWIRE - October 15, 2013) - ForceField Energy Inc. (“ForceField”) (OTCQB: FNRG), an international manufacturer, seller and distributor of energy products and solutions, announced today that its shares of common stock have been approved for listing on the NASDAQ Capital Market. Trading on the NASDAQ Capital Market is expected to commence on Thursday October 17, 2013, and the Company's common stock will continue to trade under the symbol "FNRG". The Company's common stock will remain on the OTCQB until the market close on October 16, 2013.

“We are very excited to be uplisted to the NASDAQ Capital Market”, said David Natan, Chief Executive Officer of ForceField Energy. “The transition to the NASDAQ underscores the strength of our transformation to a global provider of efficient energy solutions. We believe this move will support our evolution as a public company, further enhance our reputation and provide increased visibility, greater liquidity and increased exposure to the institutional investment community and customers.”

About ForceField Energy, Inc.
ForceField Energy is a global company whose products and solutions focus on renewable energy and improved energy efficiency. ForceField is the exclusive distributor in the U.S., Canada, Mexico, Latin America, the Caribbean and Europe of Light Emitting Diode (“LED”) commercial lighting products and fixtures for a premier LED manufacturer, Lightsky. An LED is a semiconductor device that converts electricity into light. The LED light is considered "green" because of the absence of dangerous chemicals and an accompanying significant reduction in energy consumption depending on the application, from 50% to 70% of traditional lighting products.

ForceField’s subsidiary, TransPacific Energy Inc. (“TPE”) has patented a technology which uses proprietary multiple component fluids that are environmentally sound, non-toxic and non-flammable. Custom formulated mixtures efficiently capture and convert heat directly from the heat source at temperatures ranging from 75° F to 950° F. TPE's technology offers applications at broader  temperature ranges than other energy recovery systems. TPE's systems in certain applications reduce operating and maintenance costs thereby significantly improving return on capital expenditures thus making the purchase of waste heat recovery systems which previously yielded nominal savings, economically viable.

ForceField is a distributor for PowerOneData International, Inc. a company that provides Advanced Metering Infrastructure and ASLM solutions to the international energy markets, reducing energy resource consumption and its negative impact on the environment and public health ForceField is also a significant manufacturer and distributor of trichlorosilane ("TCS") in China. TCS is a specialty chemical primarily used in the production of polysilicon, which is an essential raw material in the production of solar cells for PV panels that convert sunlight to electricity. TCS is considered to be the first product in the solar PV value chain before polysilicon, and is also the principal source of ultrapure silicon in the semiconductor industry. For additional information regarding ForceField Energy Inc. or Transpacific Energy, Inc., please visit the companies' websites at www.forcefieldenergy.com, www.transpacenergy.com, www.lightsky-led.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "expects" or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include i) the Company’s ability to generate significant revenues and profits from its waste heat technology and LED lighting segments, (ii) the Company’s ability to obtain adequate financing to achieve its LED and waste heat technology business plan (iii) the successful installation and efficacy of the Company’s LED lighting and waste heat products (vi) and other factors without limitation which are detailed in documents we file from time to time with the Securities and Exchange Commission, which are available at www.sec.gov.

Contact information
ForceField Energy Inc.
Richard ST Julien
212-672-1786
www.ForceFieldenergy.com

Mission Investor Relations
Sherri Franklin
404-941-8975
www.MissionIR.com